Exhibit 99.1

SUPERIOR	Investor Relations Line:
(818) 902-2701 www.supind.com

Contacts:
Superior Industries
Kerry Shiba
(818) 781-4973
NEWS RELEASE
PondelWilkinson Inc.
Robert Jaffe / Roger Pondel
(310) 279-5980
Investor@pondel.com

Superior Industries Reports Full Year 2013
And Fourth Quarter Financial Results

VAN NUYS, CALIFORNIA - March 7, 2014 - Superior Industries International, Inc. (NYSE:SUP) today reported net income of $22.8 million, or $0.83 per diluted share, for 2013, compared with net income of $30.9 million, or $1.13 per diluted share, for 2012. The change in net income primarily reflects an increased tax provision, amounting to $14.0 million for 2013, versus a tax provision of $3.6 million for the prior year.

Consolidated net sales for 2013 were $789.6 million, a 4 percent decline from $821.5 million for 2012. Unit shipments decreased 5% in 2013 from last year. Gross profit for 2013 increased to $64.1 million, or 8 percent of net sales for 2013, from $60.6 million, or 7 percent of net sales for 2012. The 2012 gross profit included a $3.5 million non-cash benefit from resolution of a foreign consumption tax issue.

The net sales decline primarily was attributable to a decrease in unit shipments and a reduction in average selling price due to lower aluminum prices. The gross profit improvement in 2013 principally reflects efficiency improvements at the company’s U.S. operations due to improved equipment reliability and process control, resulting from capital reinvestments, more robust maintenance programs and other improvements in manufacturing practices.

“I continue to be pleased with the year-over-year gross margin growth being achieved, demonstrating that the ongoing investments being made in our existing manufacturing facilities have contributed important efficiency gains,” said Steven J. Borick, Chairman, Chief Executive Officer and President. “While we still have opportunities to further improve our manufacturing performance and flexibility, the actions being taken at our existing manufacturing facilities, particularly in the U.S., are resulting in lower operating costs and productivity improvements.

“We are making excellent progress with the construction of our new, state-of-the-art manufacturing plant in Chihuahua, Mexico, which will add needed capacity, further enhance efficiencies and complement our three existing Mexico-based facilities. The project is on plan and scheduled for completion and initial testing by the end of this year, with commercial production anticipated for the first half of 2015,” Borick said.

As previously reported, Borick will retire as CEO from Superior on March 31, 2014, and the board is currently searching for his successor.

“As the time for my retirement draws nearer, I want to thank Superior’s employees for their continued dedication and their many accomplishments and express deep appreciation to our customers and shareholders for their loyal support. It has been an honor and privilege for me to have been part of this great company for the past 33 years,” Borick added.

Selling, general and administrative expenses for 2013 increased to $29.5 million, or 4 percent of net sales, from $27.7 million, or 3 percent of net sales, in 2012.  The increase includes $2.1 million of executive severance costs associated with the departure of two executives, as well as a series of smaller accrual adjustments.

Consolidated income from operations for 2013 increased to $34.6 million, or 4 percent of net sales, from $32.9 million, or 4 percent of net sales, last year.

The 2013 effective tax rate, which amounted to 38% of pre-tax income, reflected increases in reserves for uncertain tax positions and the revaluation of deferred taxes caused by the recent enactment of changes in Mexico’s tax regulations. The 2012 tax rate benefited from the settlement of a 2004 Mexican income tax audit and release of reserves related to uncertain tax positions.

At December 29, 2013, working capital was $284.8 million, including cash, cash equivalents and short-term investments of $203.1 million. At December 30, 2012, working capital was $338.3 million, including cash, cash equivalents and short-term investments of $207.3 million. Superior has no bank or other interest bearing debt.

The company has repurchased $10 million of common stock to date, which is one-third of the $30 million repurchase program approved by the board of directors on March 27, 2013. In September 2013, the company also increased the dividend on common stock by 12.5 percent.

Fourth Quarter Results

For the fourth quarter ended December 29, 2013, Superior reported net income of $6.4 million, equal to $0.23 per diluted share, compared with $2.7 million, or $0.10 per diluted share, for the prior year period. Net income for the most recent quarter was impacted by an increase in the tax provision to $6.0 million, or 48% of pre-tax income, from $2.6 million, or 49% of pre-tax income, for the 2012 fourth quarter.

Consolidated net sales for the 2013 fourth quarter declined 8 percent to $192.5 million from $210.0 million in the previous year. The decline principally reflects reduced unit sales volume and a reduction in average selling price due to lower aluminum prices. Unit shipments were 2.9 million in the fourth quarter of 2013 versus 3.2 million a year ago.

Gross profit for the 2013 fourth quarter increased to $18.9 million, or 10 percent of sales, from $12.8 million, or 6 percent of sales, for the fourth quarter of 2012. The impact from the unit volume decline when compared with the prior year was offset by improved efficiencies, in part, reflective of significant headcount and labor cost reductions in the U.S. Reduced repairs and maintenance costs and lower expenses for manufacturing supplies also contributed to the improved results.

Consolidated selling, general and administrative expenses for the fourth quarter of 2013 were reduced to $6.9 million, or 4 percent of net sales from $7.4 million, or 4 percent of net sales in the 2012 fourth quarter. The decrease generally reflects an approximate $700,000 gain from the accounting for land contributed to the company in conjunction with the construction of its new plant in Mexico and reduced legal fees, partially offset by costs associated with the retirement of the company’s CEO.

Income from operations rose to $12.0 million for the 2013 fourth quarter from $5.4 million a year ago, with the change primarily paralleling the gross profit increase and benefits of reduced SG&A costs.

The higher tax provision for the 2013 fourth quarter reflected the revaluation of deferred taxes caused by the enactment of changes in Mexico’s tax regulations, as well as for increases in reserves for uncertain tax positions. The 2012 fourth quarter tax rate of 49% was impacted by changes in valuation and uncertain tax position reserves.

Conference Call

Superior will host a conference call beginning at 10 a.m. PT (1 p.m. ET) on Friday, March 7, 2014 that will be broadcast on the company's website, www.supind.com. Interested parties are invited to listen to the webcast. In addition, a PowerPoint presentation will be posted on the company's website and referred to during the conference call. The webcast replay will be available at the same Internet address approximately one hour after the conclusion of the conference call and will be archived for approximately one year.

During the conference call, the company's management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its five plants in both the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include Ford, General Motors, Chrysler, BMW, Mitsubishi, Nissan, Subaru, Toyota, Volkswagen and Tesla. For more information, visit www.supind.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, without limitation, improved performance and flexibility, improved efficiencies, including lower labor and other cost, productivity from continued investments in existing manufacturing facilities, along with the progress of construction and anticipated completion of a new manufacturing facility in Mexico, and are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports, including the company's Annual Report on Form 10-K for 2013. These factors and risks relate to items including, but not limited to, general automotive industry and market conditions and growth rates, as well as general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(Financial Tables Below)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Income Statements (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
Net Sales	$192,511	$210,018	$789,564	$821,454

Cost of Sales	173,624	197,255	725,503	760,847
Gross Profit	18,887	12,763	64,061	60,607

Selling, General and Administrative Expenses	6,913	7,392	29,468	27,727
Income From Operations	11,974	5,371	34,593	32,880

Interest Income, net	403	379	1,691	1,252
Other Income (Expense), net	—	(445)	557	357
Income Before Income Taxes	12,377	5,305	36,841	34,489

Income Tax (Provision) Benefit	(5,982)	(2,617)	(14,017)	(3,598)
Net Income	$6,395	$2,688	$22,824	$30,891

Income Per Share:
Basic	$0.23	$0.10	$0.83	$1.13
Diluted	$0.23	$0.10	$0.83	$1.13

Weighted Average and Equivalent Shares Outstanding for Income Per Share:

Basic	27,459,000	27,259,000	27,392,000	27,219,000
Diluted	27,583,000	27,379,000	27,531,000	27,330,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	December 31,	December 31,
	2013	2012
Current Assets	$384,218	$404,908
Property, Plant and Equipment, net	219,892	147,544
Investments and Other Assets	49,278	47,149
	$653,388	$599,601

Current Liabilities	$99,430	$66,578
Long-Term Liabilities	70,895	66,118
Shareholders' Equity	483,063	466,905
	$653,388	$599,601